Exhibit 99.1

Pacific Coast Oil Trust

Pacific Coast Oil Trust Announces March Cash Distribution

Pacific Coast Oil Trust

The Bank of New York Mellon Trust Company, N.A., Trustee

News Release

For Immediate Release

Austin, Texas — February 27, 2017 — PACIFIC COAST OIL TRUST (NYSE—ROYT) (the “Trust”), a perpetual royalty trust formed by Pacific Coast Energy Company LP (“PCEC”), announced today a cash distribution to the holders of its units of beneficial interest of $0.00487 per unit, payable on March 17, 2017 to unitholders of record on March 9, 2017. The Trust’s distribution calculation relates to net profits and overriding royalties generated during January 2017 as provided in the conveyance of net profits and overriding royalty interest.

The current month’s calculation for the Developed Properties resulted in $1.2 million of revenues less direct operating expenses and development costs.  The current month’s revenues were $3.7 million, lease operating expenses including property taxes were $2.4 million, and capital expenditures were $117,000.  Average realized prices for the Developed Properties were $48.28 per Boe in January, as compared to $47.33 per Boe in December. Net profits for the month of January for the Developed Properties were $961,000.

The current month’s calculation included $45,000 for the 7.5% overriding royalty on the Remaining Properties from Orcutt Diatomite and Orcutt Field. Average realized prices for the Remaining Properties were $46.59 per Boe in January, as compared to $44.58 per Boe in December. The cumulative net profits deficit for the Remaining Properties, including the 7.5% overriding royalty payments, decreased $15,000 and remains at $2.0 million for January.

The current month’s cash flow before repayment of amounts borrowed from PCEC under the promissory note entered into in February 2016 was $850,000, reflecting $961,000 in income from the Developed Properties and $45,000 in income from the 7.5% overriding royalty on the Remaining Properties partially offset by $88,000 for the monthly operating and services fee payable to PCEC and $67,500 in Trust general and administrative expenses.    The Trust will use $663,000 out of the current month’s cash flow as repayment in full to PCEC in March 2017 of all amounts outstanding under the promissory note.  The net cash flow available for distribution to the holders of its units of beneficial interest is $188,000.

Sales Volumes and Prices

The following table displays PCEC’s underlying sales volumes and average prices for the month of January 2017:

	Underlying Properties
	Sales Volumes	Average Price
	(Boe)	(per Boe)
Developed Properties (a)	76,221	$48.28
Remaining Properties (b)	14,385	$46.59

(a) Crude oil sales represented 98% of sales volumes

(b) Crude oil sales represented 100% of sales volumes

Overview of Trust Structure

Pacific Coast Oil Trust is a perpetual Delaware statutory trust formed by PCEC to own interests in certain oil and   gas properties in the Santa Maria Basin and the Los Angeles Basin in California (the “Underlying Properties”). The Underlying Properties and the Trust’s net profits and royalty interests are described in the Trust’s filings with the Securities and Exchange Commission (the “SEC”). As described in the Trust’s filings with the SEC, the amount of any periodic distributions is expected to fluctuate, depending on the proceeds received by the Trust as a result of actual production volumes, oil and gas prices, development expenses, and the amount and timing of the Trust’s administrative expenses, among other factors. For additional information on the Trust, please visit www.pacificcoastoiltrust.com.

Cautionary Statement Regarding Forward-Looking Information

This press release contains statements that are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release, other than statements of historical facts, are “forward-looking statements” for purposes of these provisions. These forward-looking statements include the amount and date of any anticipated distribution to unitholders. The anticipated distribution is based, in part, on the amount of cash received or expected to be received by the Trust from PCEC with respect to the relevant period. Any differences in actual cash receipts by the Trust could affect this distributable amount. Other important factors that could cause actual results to differ materially include expenses of the Trust and reserves for anticipated future expenses. Statements made in this press release are qualified by the cautionary statements made in this press release. Neither PCEC nor the Trustee intends, and neither assumes any obligation, to update any of the statements included in this press release. An investment in units issued by Pacific Coast Oil Trust is subject to the risks described in the Trust’s Annual Report on Form 10-K for the year ended December 31, 2015 filed with the SEC on March 4, 2016, and if applicable, the Trust’s Quarterly Reports on Form 10-Q. The Trust’s Annual Report on Form 10-K and the Quarterly Reports on Form 10-Q reports are available over the Internet at the SEC’s website at http://www.sec.gov.

Contact:
Pacific Coast Oil Trust
The Bank of New York Mellon Trust Company, N.A., as Trustee
Sarah Newell
1(512) 236-6555
919 Congress Avenue Austin, TX 78701